EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Micromuse, Inc.

We consent to the incorporation herein by reference of our reports dated
October 23, 1999, except as to Note 11, which is as of November 2, 1999, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, and related schedule, which reports appear in the September 30, 1999, annual report on Form 10-K of Micromuse Inc. We also consent to the reference to our firm under the heading "Experts."


                                                                   /s/ KPMG LLP

Mountain View, California
October 16, 2000